For the semi-annual period ended May 31, 2007.
File number 811-03175
Jennison Sector Funds, Inc.

SUB-ITEM 77D
Policies With Respect to Security Investment


Jennison Natural Resources Fund, Inc.
Jennison Value Fund
Jennison Sector Funds, Inc.     Jennison Utility Fund

Supplement dated May 22, 2007

This Supplement amends the Prospectus and Statement of Additional
Information (SAI) of each of the above-referenced Funds, as specifically explained below:

Jennison Natural Resources Fund, Inc., Jennison Value Fund and Jennison Utility Fund (each, a Fund and collectively, the Funds) each follow a non-fundamental investment policy prohibiting the Funds from investing for the purpose of exercising control or management.

At a recent meeting of the Boards of Trustees and Directors (the Boards) of each Fund, the Boards approved a revision to this non-fundamental investment policy. The Boards approved a change in the policy to permit the Fund to engage in activities that could have the effect of exercising control or management but only in connection with an existing investment of the Fund. The purpose of the change is to enable the Fund to participate in activities intended to preserve and enhance the value of the Funds existing investments that could have the effect of exercising control or management of such investments.

To reflect this change, the section of Part I of the SAI of each Fund entitled Investment Restrictions is revised by deleting the existing non-fundamental investment restriction prohibiting investments for the purpose of exercising control or management, and substituting the following revised non-fundamental investment restriction:

The Fund may not:

      Invest for the purpose of exercising control or management;
provided that this restriction shall not restrict the Fund from engaging in activities with respect to existing investments that may have the effect of exercising control or management.







Fund
Prospectus & SAI Date
Jennison Natural Resources Fund, Inc.
September 28, 2006
Jennison Value Fund
December 29, 2006
Jennison Sector Funds, Inc.
January 31, 2007


LR00164



1